EXHIBIT 99.1


FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
                                                           (310) 252-3521



                    BARAD DESIGNATED TO SUCCEED AMERMAN
              AS CHIEF EXECUTIVE OFFICER, EFFECTIVE JANUARY 1
              -----------------------------------------------


LOS ANGELES, August 22 -- John W. Amerman, chairman and chief executive officer of Mattel, Inc., today announced that the Mattel board of directors has designated Jill E. Barad, currently president and chief operating officer, to succeed him as chief executive officer, effective January 1, 1997, and that he will remain chairman of the board of directors.

     "In my 10 years as Mattel's chief executive officer, we will have roughly quadrupled our sales volume and increased net income more than ten fold," Amerman said. "We have expanded our worldwide leadership position, established a record of consistent, profitable growth, and -- importantly -- we have prepared for management succession. An excellent team is in place that will take Mattel to even greater heights.

     "Jill Barad has contributed so much to our success during her 15 years with Mattel, and particularly during the four years she has served as my partner in running this company," Amerman said. "She has proven herself to be an excellent leader, marketer and manager. I have total confidence in Jill, and know she will be an outstanding CEO.


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     "In addition, Jill has developed a team of five very strong executives reporting to her, including Byron Davis, president of Fisher-Price; Joseph
C. Gandolfo, president-Worldwide Manufacturing Operations; Ned Mansour, president-Corporate Operations; Bruce L. Stein, president-Mattel Worldwide, and Francesca Luzuriaga, executive vice president and chief financial officer," Amerman said. "I am delighted with the strength and breadth of this management team. With this team operating under Jill's leadership, Mattel will continue to produce record results."

     Amerman also said that Ned Mansour and Bruce L. Stein were today elected to the company's board of directors, which will now have 13 members.

     Stein, who began his career at Mattel, served as president of the Kenner Products Group of Hasbro, Inc., among other positions, before returning to Mattel as president - Mattel Worldwide. Mansour is an 18-year Mattel employee who served as senior vice president, general counsel and secretary; executive vice president and chief administrative officer, and president - Mattel USA, before being named president-Corporate Operations.

     Amerman, who was named chairman and chief executive officer of Mattel in 1987, joined the company in 1980 as president of Mattel International. He came to Mattel from Warner Lambert, where he was president of the American Chicle division. Amerman began his career in 1958 as a product manager at Colgate Palmolive.


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     Barad has served as Mattel's president and chief operating officer since 1992. She joined the company in 1981 as a product manager, and was named marketing director for the Barbie doll brand in 1982, a vice president in 1984, a senior vice president in 1985, executive vice president in 1986, president-girls and activity toys division in 1989, and president-Mattel USA in 1990. She was elected to the Mattel board of directors in 1991.

     With $3.6 billion in annual revenues for 1995, Mattel is the worldwide leader in the design, manufacture and marketing of children's toys. Headquartered in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.


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